Page 1 of 4 Pages
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SEC 1745 (02-02)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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                    UNITED STATES             OMB Number:     3235-0145
         SECURITIES AND EXCHANGE COMMISSION   Expires:        December 31, 2005
                WASHINGTON, DC 20549          Estimated average burden hours
                                              per response                   11
                    ------------

                    SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3)

                             VA Software Corporation
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                  91819 B 10 5
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                                 (CUSIP Number)

                                December 31, 2002
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            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91819B 10 5             SCHEDULE 13G                 Page 2 of 4 Pages
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Larry M. Augustin
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  | |
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                  5     SOLE VOTING POWER

                        5,745,487 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            214,700 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               5,745,487 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        214,700 shares.
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,960,187 shares.
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*

      |_|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.8%
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12    TYPE OF REPORTING PERSON*

      IN
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

CUSIP No.                         SCHEDULE 13G                 Page 3 of 4 Pages
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Item 1.

     (a) Name of Issuer: VA Software Corporation

     (b) Address of Issuer's Principal Executive Offices: 47071 Bayside Parkway, Fremont CA 94538

Item 2.

     (a) Name of Person Filing: Larry M. Augustin

     (b) Address of Principal Business Office or, if none, Residence: 47071 Bayside Parkway, Fremont CA 94538

     (c) Citizenship: United States Citizen

     (d) Title of Class of Securities: Common Stock, $.001 par value

     (e) CUSIP Number: 91819 B 10 5

Item 3. If this statement is filed pursuant to  240.13d-1(b)  or 240.13d-2(b) or
        (c), check whether the person filing is a: Not applicable

Item 4.         Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owed: 5,960,187 shares

     (b) Percent of class: 10.8%

     (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 5,745,487 shares

          (ii)  Shared power to vote or to direct the vote 214,700 shares

          (iii) Sole power to dispose or to direct the disposition of 5,745,487 shares


          (iv) Shared power to dispose or to direct the disposition of 214,700 shares

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                                                               Page 4 of 4 Pages
Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

Item 8. Identification and Classification of Members of the Group

Not applicable

Item 9. Notice of Dissolution of Group

Not applicable

Item 10. Certification

Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13-d-1(b) or Rule 13d-1(c).

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                January 30, 2003
                                            --------------------------
                                                      Date

                                              /s/ Larry M. Augustin
                                            --------------------------
                                                   Signature

                                                Larry M. Augustin
                                            --------------------------
                                                   Name/Title